Exhibit 10.4

ETON PHARMACEUTICALS, INC.
21925 W. Field Parkway, Suite 235

Deer Park, IL  60010-7278

November 6, 2024 (amended June 30, 2025 for change in severance provision)

Re:      Employment Terms

Dear Ipek:

On behalf of Eton Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Commercial Officer of the Company, on the terms set forth in this offer letter agreement (the “Agreement”).

1.

Employment Position; Duties.  As Chief Commercial Officer of the Company, you will report to the Chief Executive Officer of the Company, and you will have those duties and responsibilities as customary for this position and as may be directed by the Chief Executive Officer of the Company.  Your work duties may include work for, or on behalf of, Affiliates of the Company (as defined below).  You will primarily work from the Company’s corporate office in Deer Park, IL, although you understand that reasonable travel shall be required in the performance of your position with the Company.  During your employment, you will devote your full-time best efforts to the business of the Company and its Affiliates.  Your commencement of employment pursuant to this Agreement will start on or around December 2, 2024 (such actual date of your commencement of employment, the “Start Date”).

2.	Employee Base Salary; Employee Benefits and Business Expenses.
a.

Base Salary.  Your base salary will be paid at the annual rate of $402,722, less required payroll deductions and tax withholdings, paid on the Company’s normal payroll schedule (bi-monthly).  As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position.  You will not be eligible for extra payment under the overtime laws.  Your base salary may otherwise be adjusted from time to time at the Company’s discretion.

b.

Employee Benefits.  As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), as they may be terminated or changed from time to time within the Company’s discretion.

c.	Business Expenses. Your legitimate and documented business expenses will be reimbursed by the Company as provided under its business expense reimbursement policies.

3.

Annual Performance Bonus.  In addition to base salary, you will be eligible to earn discretionary incentive compensation at a total annual target amount of forty percent (45%) of your base salary in effect during the bonus year (“Performance Bonus”), based on the achievement of corporate and/or individual performance targets to be determined and approved by the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).  The Performance Bonus, if earned, will be paid on an annual basis, less required payroll deductions and tax withholdings, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of the level of achievement of the applicable performance targets and metrics and the level of the Performance Bonus amount (if any).  No Performance Bonus amount is guaranteed and, in addition to the other conditions for earning such Performance Bonus, you must remain an employee in good standing of the Company on the Performance Bonus payment date in order to earn any Performance Bonus.  You will be eligible for a Performance Bonus for the initial year of your employment with the Company, pro-rated based on when your Start Date occurs.

4.

Equity Awards. Following your commencement of employment with the Company, you will be granted an option under the Company’s 2018 Equity Incentive Plan (the “Plan”) to purchase 75,000 shares of common stock of the Company (the “Option”) and $100,000 worth of Restricted Stock Units (“RSUs”).  The RSUs and Option shall vest with respect to 25% of the shares underlying the award on the one-year anniversary of your Start Date, and in equal yearly installments thereafter, subject to your continued services to the Company.  The Option and RSUs shall be subject to approval by the Board (or authorized committee thereof) and to the terms and conditions of the Plan, stock option grant notice and option agreement to be entered into between you and the Company.  The Option shall have an exercise price per share equal to the fair market value of the Company’s common stock on the grant date of the Option, as determined by the Board (or authorized committee thereof) in its sole, good faith discretion.

5.

Compliance With Confidential Information Agreement and Company Policies.  As a condition of employment, you shall sign and comply with the Company’s form of  Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (or similarly termed agreement) (the “Confidential Information Agreement”) which will be provided by the Company.  In addition, you are required to abide by the Company’s policies and procedures, as may be modified from time to time within the Company’s discretion.

6.	Protection of Third Party Information and Outside Activities.
a.

Third Party Information.  In your work for the Company or its Affiliates, you will be expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party; and not to violate any lawful agreement that you may have with any third party.  By signing this Agreement, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession or control of any confidential documents, information, or other property of any former employer or third party.  In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company or its Affiliates, or which could present a conflict of interest with the Company or its Affiliates, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities, and are not bound by any such restrictions which would restrict or prevent you from accepting employment with the Company.

b.

Outside Activities.  During your employment with the Company, you may engage in civic and not-for-profit activities, act as a trustee for estate planning purposes and engage in, and manage, personal investments, so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company or its Affiliates.  Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, you may engage in other types of business or public activities.  Your service on any board of directors (or similar) of an outside entity or organization shall be subject to prior written approval of the Board (or an authorized committee thereof). The Board may rescind approval of outside services, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its Affiliates’ business interests or conflict with your duties to the Company or its Affiliates.

c.

Duty of Loyalty.  During your employment with the Company, you will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or, to your knowledge, immediately planned to be engaged in) by the Company or its Affiliates; provided, however, that you may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.  In addition, you will be subject to certain restrictions (including restrictions continuing after your employment ends) under the terms of your Confidential Information Agreement.

7.

At-Will Employment Relationship.  Your employment relationship with the Company is at-will.  Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, and the Company may terminate your employment at any time with or without Cause or prior notice.  In addition, the Company retains the discretion to modify your other employment terms from time to time, including but not limited to your position, duties, authority, reporting relationship, work location, compensation, and benefits.

8.	Severance Benefits.
a.

Severance Benefits for Covered Termination.  If, beginning on or after the six (6) month anniversary of your Start Date, (A) your employment is terminated due to (1) a termination by the Company without Cause (other than as a result of your death or Disability) or (2) your resignation for Good Reason (collectively, a “Covered Termination”), (B) you satisfy the Release Requirement and (C) you continue to abide by the terms of your Confidential Information Agreement and the provisions of this Agreement that survive your termination, which includes non-competition provisions set forth therein (the requirements set forth in (B) and (C), the “Severance Requirements”), then you will receive the “Severance Benefits” as set forth in this Section 8(a) as your sole severance benefits, and you will not be eligible for severance benefits under any other policy, plan or agreement except to the extent required by law.  Specifically, you will receive:

i.

Severance Payments.  Severance pay in the form of continuation of your base salary at the time of your Covered Termination (but ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable) for a period of six (6) months, subject to required payroll deductions and tax withholdings (the “Severance Payments”).  Subject to Section 9, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following your termination date, provided, however, that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date; and

ii.	Health Care Continuation Coverage Payments.
A.

COBRA Premiums.  If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending six (6) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. For purposes of this Section, references to COBRA premiums shall not include any amounts payable you under a Section 125 health care reimbursement plan under the Internal Revenue Code of 1986, as amended (the “Code”).

B.

Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law  (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the time the Company determines it cannot pay such COBRA Premiums, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

b.

Severance Benefits for Covered Termination during Change in Control Period.  Notwithstanding the foregoing, if your Covered Termination occurs during the period commencing one (1) month prior to the Closing of a Change in Control and ending twelve (12) months following the Closing of a Change in Control, in addition to the Severance Benefits described in Section 8(a)(ii), you shall also be eligible to receive the following, subject to satisfaction of the Severance Requirements:

i.

Equity Acceleration.  The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full.  For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any Equity Award that vests based on performance goals for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level or, if greater, based on actual performance as of your Covered Termination.  If necessary to give effect to this Section 8(b)(i), if your Covered Termination occurs prior to a Change in Control, all of the Equity Awards you hold as of immediately prior to your Covered Termination shall remain outstanding after your Covered Termination for at least until the earlier of (i) thirty (30) days after your Covered Termination or (ii) the Closing, if sooner.  Notwithstanding anything to the contrary set forth herein, your Equity Awards shall remain subject to the terms of the applicable Company plan and award documents under which such Equity Award was granted, including any provision for earlier termination of such Equity Awards.

ii.

Change in Control Severance Payments.  Change in Control Severance pay in the form of (i) continuation of your base salary at the time of your Covered Termination (but ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable) for a period of fifteen (15) months, subject to required payroll deductions and tax withholdings and (ii) payment of 1.25 times your targeted Performance Bonus prorated to the month of your termination of employment or resignation (collectively, the “Change in Control Severance Payments”).  Subject to Section 9, the Change in Control Severance Payments shall be made on the Company’s regular payroll schedule in effect following your termination date, provided, however, that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date.

c.

Release Requirement.  To be eligible for the Severance Benefits pursuant to Sections 8(a) and 8(b) above, you must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims, in such form as provided by the Company (the “Release and Waiver”) within the applicable deadline set forth therein, and permit the Release and Waiver to become effective and irrevocable in accordance with its terms, which must occur no later than sixty (45) days following your termination date (such effective date of the Release and Waiver, the “Release Effective Date”).  You may be asked to provide reasonable transitional services as a condition of payment of Severance Benefits.

d.	Definitions.
i.

“Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended.  The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

ii.

“Cause” means the occurrence of any one or more of the following: (i) your conviction of, or plea of no contest with respect to, any felony, or of any misdemeanor involving dishonesty or moral turpitude; (ii) your participation in a fraud or act of dishonesty (or an attempted fraud or act of dishonesty) that results in (or could result in) material harm to the Company or its Affiliates, including but not limited to material harm to reputational interests; (iii) your violation of a fiduciary duty owed to the Company or its Affiliates; (iv) your material breach of any fully executed agreement between you and the Company or any of its Affiliates, including but not limited to this Agreement or your Confidential Information Agreement, or any applicable Company policies; (v) persistent, unsatisfactory performance or neglect of your job duties, which is not cured within ten (10) business days after you are provided written notice by the Company specifically identifying the manner of your performance or  neglect (provided, that, such written notice and opportunity to cure are not required if your performance or  neglect is not reasonably susceptible to being cured); (vi) your gross misconduct or material failure to comply with a written instruction of the Company; or (vii) your inability to perform your job duties for any consecutive thirty (30) day period for any reason that is not the result of death or Disability.

iii.	“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
A.

any Exchange Act Person[1] (excluding Imprimis Pharmaceuticals, Inc. and any of its Affiliates (“Imprimis”)) becomes the Owner[2], directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

B.

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

C.

the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

D.

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to Imprimis or to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition or any other provision of this Agreement, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

iv.

“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control.  In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

v.

“Disability” means your inability to perform the essential functions of your position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment, where such inability has continued for at least a period of 60 days in any consecutive 365 day period, as determined by the Company in its sole discretion.

vi.

“Good Reason” for your resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without your written consent: (i) a material reduction of your annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the executive employees of the Company; (ii) a material reduction in your authority, duties or responsibilities; (iii) a relocation of your principal place of employment with the Company to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (iv) a material breach by the Company of any provision of this Agreement; provided, however, that in each case above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Board written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and your resignation from all positions you hold with the Company must be effective not later than thirty (30) days after the expiration of such Cure Period.

vii.

“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

e.

Other.  You will not be eligible for any Severance Benefits under any circumstances other than those described herein, including circumstances in which your employment is terminated by the Company for Cause, you terminate your employment for any reason at any time, or your employment terminates due to your death or Disability.  In addition, if you materially breach any continuing obligations to the Company (including but not limited to any material breach of the Confidential Information Agreement and the Non-Competition terms set forth in Section 11) during the period of time that you are receiving any Severance Benefits, you will forfeit your entitlement to any then unpaid Severance Benefits, and the Company’s obligation to continue to pay or provide such Severance Benefits will immediately terminate as of the date of your material breach.

9.

Section 409A.  It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, upon your “separation from service” with the Company (within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (“Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one (1) day after your Separation from Service, or (ii) your death. Severance benefits shall not commence until you have a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release Effective Date will not be deemed effective, for purposes of payment of severance, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the Release Effective Date, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.

10.	Section 280G.
a.

If any payment or benefit you would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

b.

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

c.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will make its determination with input from you (or your counsel) and provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you.

11.

Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with and services for the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with and services for the Company, or the termination of your employment with and services for the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Chicago, Illinois (or such other location as mutually agreed by the parties) by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator.  Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to you upon request.  In any such proceeding, the arbitrator shall (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.  The Company shall pay all filing fees in excess of those that would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.

Indemnification. Upon your Start Date, you shall be eligible for indemnification by the Company in your role as Senior Vice President to the fullest extent as provided for pursuant to Section 8.1 of the Company’s By-Laws, as may be amended and restated from time to time.

13.

Miscellaneous.  This Agreement, along with the Confidential Information Agreement, forms the complete and exclusive statement of your agreement with the Company regarding the subject matter hereof.  It supersedes and replaces any other agreements or promises made to you by anyone concerning your employment terms with the Company or any Affiliate thereof, whether oral or written.  This Agreement may not be amended or modified except by a written modification signed by you and a duly authorized member of the Board, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.  This Agreement is governed by the laws of the state of Illinois without reference to conflicts of law principles, and it is intended to bind and inure to the benefit of and be enforceable by the Company and its successors and assigns.  If any provision of this Agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law.  With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.  To the extent required by law, your employment with the Company will be subject to satisfactory proof of your identity and right to work in the United States.

To accept our offer of employment under the terms set forth herein, please sign and date this Agreement and return the fully signed documents to me at your earliest convenience and no later than within fifteen business days from the date listed above.

Please let me know if you have any questions.

Sincerely,

ETON PHARMACEUTICALS, INC.

By:_ /s/ Sean Brynjelsen
 Sean Brynjelsen

Reviewed, Understood, and Accepted:

/s/ Ipek Erdogan-Trinkaus                                                      06/27/2025

Ipek Erdogan-Trinkaus                                                                   Date

Accepted by Company:

/s/ Sean Brynjelsen                                                                  06/27/2025

Sean Brynjelsen, Chief Executive Officer                                     Date

[1] “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

[2]“Own,” “Owned,” “Owner,” “Ownership”  A person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.